June 7, 2000



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: THE NETWORK CONNECTION, INC. REGISTRATION STATEMENT ON FORM SB-2


Dear Sir/Madam:

         As counsel to The Network Connection, Inc., a Georgia corporation (the "Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form SB-2, as amended (the "Registration Statement"), which was initially filed with the Securities and Exchange Commission on or about February 23, 2000, of 2,846,933 shares of the Company's common stock, par value $.001 per share (the "Shares"). The Shares are being registered for resale by Fusion Capital Fund II, LLC ("Fusion") and certain other selling shareholders (as more fully set forth in the Registration Statement). The Shares being resold by Fusion are issuable by the Company pursuant to a Master Facility Agreement, dated as of June 1, 2000, between the Company and Fusion (the "Equity Line Agreement"). The Shares being resold by the other selling Shareholders are either currently outstanding or issuable by the Company upon the exercise of certain warrants of the Company.

         We have examined the Company's certificate of incorporation, as amended, the Company's bylaws, as amended, and related consents of and minutes of action taken by the Board of Directors of the Company, and such other documents and other matters as we deemed appropriate for purposes of rendering this opinion.

         Based upon the foregoing, it is our opinion that: (1) the Shares currently issued and outstanding are validly issued, fully paid and non-assessable; and (2) the remaining Shares, when issued and sold as described in the Registration Statement and in the manner set forth in the Equity Line Agreement or upon due exercise of the warrants in accordance with the terms of the warrants, as the case may be, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                     Very truly yours,

                                     MESIROV GELMAN JAFFE CRAMER & JAMIESON, LLP